                                                                    EXHIBIT 4-t
                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT is made and entered into as of the 11th day of January, 1996 by and among HOWARD MILLER, KENNETH D. RICKEL AND ELLIOT SMITH (individually, a "Borrower" and collectively, the "Borrowers"), RICKEL & ASSOCIATES, INC., a New Jersey corporation ("Rickel") and STEVEN J. BAILEYS (the "Lender"):

                                   RECITALS:


     A. Rickel has undertaken to act as placement agent for the issuance of ten percent (10%) Senior Secured Notes (the "DDL Notes") to be issued by DDL Electronics, Inc., a Delaware corporation ("DDL"), in the total aggregate principal amount of $10,000,000, pursuant to a Securities Purchase Agreement to be dated as of January 5, 1996 among DDL and the various purchasers of the DDL Notes ("Securities Purchase Agreement");

     B. The proceeds of the DDL Notes are to be used for, among other things, the financing of the acquisition of SMTEK, Inc., a California corporation ("SMTEK");

     C. Contemporaneously with the execution of this Agreement, DDL will issue 3,000,000 shares of its common stock, par value $.01 per share (the "Common Stock") and warrants to purchase 1,500,000 shares of the Common Stock (the "Warrants of the Company") to Rickel as part of its placement agent fee, of which Rickel will pledge 2,000,000 shares of Common Stock as collateral for the DDL Notes;

     D. The Borrowers desire to assist Rickel in meeting its commitment to DDL pending the issuance of the full $10,000,000 in aggregate principal amount of DDL Notes; and

     E. The Lender and the Borrowers desire to enter into this Loan Agreement to provide interim financing for the DDL acquisition of SMTEK;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned stipulate, covenant and agree as follows:


                                   ARTICLE I
                                    THE LOAN

     Upon the terms and subject to the conditions of, and in reliance on the representations and warranties made under, this Agreement, the Lender shall make the Loan to the Borrowers as follows:

     SECTION 1.01. TERM LOAN.

           (a) The Lender shall make a Term Loan to the Borrowers in the amount of $3,000,000.00 (the "Loan").

           (b) Term Loan Interest. The Borrowers shall pay interest on the Loan for each day it is outstanding at a rate per annum equal to ten percent (10%). Interest shall be payable on the


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      Due Date (as herein defined below).  The interest rate provided herein shall be calculated on the basis on the actual number of days lapsed over a 360-day year. Interest on overdue amounts payable hereunder or under the Note shall be payable on demand. If the Borrowers shall fail to pay any amount payable hereunder or under the Note when due (for whatever reason), the Borrowers shall pay interest on each such unpaid amount for each day during the period from the date such amount became so due until it shall be paid in full (whether before or after judgment) at a rate per annum equal to the maximum interest rate permitted by law. Nothing contained in this Agreement or in the Note shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under the Agreement exceeds the maximum rate permitted by governing law, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate permitted by governing law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal. To the extent such excess amount exceeds the aggregate amount of the Loan, they shall be returned with reasonable promptness by the Lender to the Borrowers.

           (c) Repayment. The Loan shall mature and become due and payable and shall be repaid by the Borrowers, who shall remain at all times jointly and severally liable for principal and interest due on the Loan, on February 25, 1996 (the "Due Date"). All payments made with respect to the Loan shall be applied first to accrued and unpaid interest on the Loan prior to any application against the outstanding principal balance of the Loan.

           (d) Prepayment. The Borrowers may prepay the Loan before the Due Date in full or in part in minimum aggregate principal amounts of $100,000, together with all interest accrued on the Loan to the date of such prepayment.

           (e) Term Note. The Loan and the Borrowers' obligation to repay the Loan with interest in accordance with the terms of this Agreement, shall be evidenced by this Agreement and a single Term Note payable to the order of the Lender substantially in the form of Exhibit A (the "Note"). The Note shall (i) be dated as of the date of this Agreement; (ii) be in a principal amount equal to $3,000,000.00; (iii) be duly executed and delivered by the Borrowers; and (iv) be payable in the amount of the Loan evidenced by it.

     SECTION 1.02. MANNER OF PAYMENT. All payments of principal, interest, fees and other amounts payable hereunder shall be made to Lender at the Lender's Address not later than 11:00 a.m. (California Time) on the Due Date therefor in lawful money of the United States of America. The Borrowers shall pay principal, interest, fees and all other amounts payable hereunder or under the Note without any deduction whatsoever, including, but not limited to, any deduction for any setoff, recoupment or counterclaim.

     If any payment hereunder or under the Note shall be specified to be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in the computation of interest hereunder.

     SECTION 1.03. TAXES AND ADDITIONAL COSTS.

           (a) All payments under this Agreement and under the Note (including, without limitation, payments of interest and principal) shall be payable to the Lender free and clear of any


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      and all Borrowers' present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges (the "Taxes"). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement or any Note, then the amount payable under the Agreement or the Note shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Lender the amount stated to be payable on the Agreement or the Note. The Borrowers shall execute and deliver to the Lender upon his request such further instruments as may be necessary or desirable to give full force and effect to any such increase, including, without limitation, a new Note of the Borrower to be issued in exchange for the Note theretofore issued. The Borrowers shall also hold the Lender harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of this Agreement and the Note. If any of the Taxes are paid by the Lender, the Borrowers shall, upon demand of the Lender, reimburse the Lender for such payment, together with any interest, penalties and expenses incurred by the Lender in connection therewith.

           (b) In the event that (i) any change in applicable law or regulation or in the interpretation thereof by any government or party charged with the administration thereof subjects the Lender to any tax of any kind whatsoever with respect to this Agreement or the Note or changes the basis of taxation of payments to the Lender of principal or interest payable on the Loan (except for changes in the rate of tax based on or measured by the net income of the Lender) or (ii) there shall be imposed on the Lender, directly or indirectly, any other conditions affecting this Agreement or the Note and the result of any of the foregoing as to increase the cost to the Lender of making or maintaining the Loan by an amount which the Lender deems to be material, then the Borrowers shall pay to the Lender upon his demand the additional amount or amounts necessary to compensate the Lender for such additional costs.


                                   ARTICLE II
                              CONDITIONS PRECEDENT

     SECTION 2.01. CONDITIONS PRECEDENT TO THE TERM LOAN. The Lender shall not be obligated to make the Loan hereunder unless, prior to or contemporaneous with the funding of the Loan, the Lender shall have received each of the following, in form and substance satisfactory to the Lender:

           (a) Fully executed originals of the Agreement, the Note and the Pledge Agreement;

           (b) Certified copies of the Rickel charter documents, by-laws and all corporate action required to authorize the transactions herein contemplated;

           (c) The opinion of counsel to the Borrowers, in form and substance satisfactory to the Lender and his counsel, to the effect that (i) this Agreement, the Note and the Pledge Agreement are valid and binding and enforceable obligations of the Borrowers and Rickel except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, debt adjustment, moratorium, reorganization or other similar laws relating to the enforcement of creditors' rights generally or as to the availability of any particular remedy; (ii) the Lender has a valid and perfected security interest in the Collateral;
      (iii) this Agreement and the Note and the Loan created thereby are not violative of any usury laws applicable to the transactions contemplated hereunder.



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           (d) Certificates of Existence and Good Standing for Rickel issued of recent date by the Secretary of State of New Jersey;

           (e) An Incumbency Certificate for Rickel;

           (f) The opinion of counsel to Rickel, in form and substance satisfactory to the Lender and his counsel, to the effect that the transfer of the Inducement Securities and the pledge of the Collateral is exempt from the registration provisions of applicable federal and state securities laws;

           (g) All such other documents and materials as the Lender may reasonably request, certified by an appropriate government official or party if so requested.


                                  ARTICLE III
                         REPRESENTATION AND WARRANTIES

     SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. Each of Borrowers, severally and not jointly, represent and warrant to the Lender that:

           (a) Competency. Such Borrower is at least eighteen (18) years of age and is competent to enter into this Agreement, the Note and otherwise enter into and undertake and effectuate the obligations created hereunder and under the Note.

           (b) Litigation. There are no pending, or to the best of the Borrower's knowledge, threatened actions, suits or proceedings before any court, arbitrator or governmental or administrative body or agency which are against or in any way related adversely to the Borrower or any of his properties and which if determined adversely to the Borrower, may materially adversely affect the financial condition of such Borrower.

           (c) Taxes. Such Borrower has filed all federal, state, and local tax returns and other reports that are required to be filed by him and all taxes shown thereon have been paid, and no controversy with respect of additional taxes, state, federal or foreign, against him is pending or, to the best of his knowledge, threatened.

            (d) No Default. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which he is a party or by which he may be bound, the effect of which default would interfere with or otherwise prevent his performance of his obligations under this Agreement and the Note.

            (e) No Untrue Statements. Neither this Agreement nor any report, schedule, certificate, agreement or instrument heretofore or simultaneously with the execution of this Agreement delivered to the Lender by or on behalf of such Borrower in connection with this Agreement contains any misrepresentation or untrue statement of fact or omits to state any material fact necessary to make this Agreement or such report, schedule, certificate, agreement or instrument not misleading; provided, however, each Borrower makes no representation or warranty with respect to information originating from, created by or provided by DDL or other



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      persons, and each Borrower only represents and warrants that, to the best of his knowledge, such information does not contain any misrepresentation or untrue statement of fact or omit to state any material fact necessary to make such information not misleading.

           (f) Contract or Restriction Affecting Borrowers. No Borrower is a party to or bound by any contract or agreement under which the execution of this Agreement, the Note and the consummation of the transactions contemplated hereby would create an event of default or breach.

           (g) No Conflicts. There is no statute, regulation, rule, or order or judgment, and no provision of any mortgage, indenture, contract or agreement binding on any Borrower or affecting any of their properties which would prohibit, conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement.

           (h) Bank Accounts. Schedule 3.01 attached hereto sets forth the location (including bank address) and account number of each bank account for each of the Borrowers.

     SECTION 3.02. REPRESENTATIONS IN WARRANTIES OF RICKEL. Rickel represents and warrants to the Lender that:

           (a) Organization. Rickel (i) is a corporation duly organized and valid existing and in good standing under the laws of New Jersey; and
      (ii) has the power and authority to own its properties and carry on its business as now being conducted, except where the lack of such power or authority will not have a material adverse effect on Rickel.

           (b) Power and Authority. Rickel is duly authorized under all applicable provisions of law to execute, deliver and perform its obligations under this Agreement and the Pledge Agreement, and all action on its part required for the lawful execution, delivery and performance thereof has been duly taken. Each of this Agreement and the Pledge Agreement has been duly executed and delivered by the duly authorized officers of Rickel and is the valid and binding obligation of Rickel, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, debt adjustment, moratorium, reorganization or other similar laws relating to the enforcement of creditors' rights generally. Neither the execution of this Agreement and the Pledge Agreement, nor the fulfillment or compliance with their provisions and terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under any applicable law, regulation, judgment, writ, order or decree to which Rickel or any of its property are subject, or the corporate charter or bylaws of Rickel, or any agreement or instrument to which Rickel is now a party or by which it or its properties are bound or affected, or create any lien, charge or encumbrance on any of the properties or assets of Rickel pursuant to the terms of any agreement or instruments to which the Borrower is a party or by which any of its properties is bound except for liens contemplated herein.

           (c) No registration under the Securities Act of 1933, as amended ("Securities Act") is required for the issuance and/or pledge of the Securities.

           (d) Ownership of Securities. The Securities to be transferred and/or pledged to Lender from Rickel are fully paid, non-assessable and not subject to any liens encumbering the property



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      of Rickel.  The Securities are not needed by Rickel to meet any regulatory capital requirements. Rickel is able to convey good title in the Securities to Lender.

           (e) Litigation. There are no pending, or to the best of Rickel's knowledge, threatened actions, suits, or proceedings before any court, arbitrator, or governmental or administrative body or agency which are against or in any way relate adversely to Rickel or any of its properties and which if determined adversely to Rickel, may materially adversely affect Rickel's ability to undertake and complete the transactions contemplated herein.

           (f) Rickel, to the extent necessary to perform its obligations under this Agreement and the Pledge Agreement, has fully complied in all material respects with all laws, ordinances, regulations and orders including without limitation federal and state brokerage regulations, applicable to its business or properties, and the transactions contemplated by this Agreement would not cause Rickel to violate any such laws, ordinances, regulations or orders.

           (g) No Untrue Statements. Neither this Agreement nor any report, schedule, certificate, agreement or instrument heretofore or simultaneously with the execution of this Agreement delivered to the Lender by or on behalf of Rickel in connection with this Agreement contains any misrepresentation or untrue statement of fact or omits to state any material fact necessary to make this Agreement or any such report, schedule, certificate, agreement or instrument not misleading; provided, however, Rickel makes no representation or warranty with respect to information originating from, created by or provided by DDL or other persons, and Rickel only represents and warrants that, to the best of its knowledge, such information does not contain any misrepresentation or untrue statement of fact or omit to state any material fact necessary to make such information not misleading.

           (h) No Margin Regulation Violations. The transaction contemplated by this Agreement will not result in the violation of any margin regulations.

           (i) Contract or Restriction Affecting Rickel. Rickel is not a party to or bound by any contract or agreement or subject to any charter or other corporate restrictions which would prohibit, conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement.

     SECTION 3.03 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of the Borrowers and Rickel pursuant to or in connection with this Agreement shall constitute representations and warranties made under this Agreement; provided, however, the Borrowers and Rickel make no representation or warranty with respect to information originating from, created by or provided by DDL or other persons, and the Borrowers and Rickel only represent and warrant that, to the best of their knowledge, such information does not contain any misrepresentation or untrue statement of fact or omit to state any material fact necessary to make such information not misleading. All representations and warranties made under this Agreement shall be made at and as of the date hereof; provided that any financial statement provided pursuant to this Agreement shall constitute a representation warranty as of the date of which the financial statement was prepared.



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                                   ARTICLE IV
                        INDUCEMENT AND SECURITY FOR LOAN

     SECTION 4.01 SECURITY FOR LOAN. As security for the Loan, Rickel shall deliver, and the Borrowers shall cause Rickel to deliver, a Pledge Agreement dated the date hereof substantially in the form of Exhibit B hereto. The Pledge Agreement shall provide the pledge of 700,000 shares of the common stock, par value $.01 per share ("Common Stock"), of DDL ("Collateral Stock"), which shares were obtained by Rickel in connection with the issuance of the DDL Notes and a warrant or warrants to purchase 900,000 shares of DDL's Common Stock (the "Collateral Warrants", and, together with the Collateral Stock, the "Collateral"), which Collateral Warrants were obtained by Rickel in connection with the issuance of the DDL Notes. If an Event of Default occurs, the Lender agrees to execute upon the Collateral before exercising any other remedies afforded the Lender against the Borrowers under this Agreement.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit the Lender's ability to exercise remedies with respect to any DDL Notes received by the Lender in an Exchange, such rights and remedies of the Lender being considered separate from the rights and remedies of the Lender granted hereunder.

     SECTION 4.02 SECURITIES INDUCEMENT

     Rickel shall transfer, and the Borrowers shall cause Rickel to transfer, ownership of 300,000 shares of DDL's Common Stock (the "Stock Inducement") and a warrant or warrants to purchase 100,000 shares of DDL's Common Stock (the "Warrant Inducement", together with the Stock Inducement, the "Inducement Securities," and collectively with the Collateral, the "Securities") to the Lender. The Inducement Securities shall come from those shares and warrants received by Rickel in connection with the issuance of the DDL Notes.


                                   ARTICLE V
                                 NOTE EXCHANGE

     SECTION 5.01 -- EXCHANGE OF NOTE UPON ISSUANCE OF DDL NOTES

     If the DDL Notes are issued on or before the Due Date and the Loan is not repaid from the proceeds from the sale of the DDL Notes, then the Lender shall have the option to tender the Note to Rickel for cancellation in exchange for a DDL Note with a face amount equal to the principal amount of the Note and interest accrued thereon as of the date of such exchange (the "Exchange").

     SECTION 5.02 GRANT OF PUT RIGHTS

     After February 25, 1996, should the Exchange have occurred, the Lender shall have the right to put the DDL Note he receives in the Exchange to Rickel for the par amount thereof together with accrued interest, at any time in the Lender's sole discretion. If an event of default has occurred under the DDL Note received by the Lender pursuant to the Exchange, the Lender shall also have the right to put the shares and warrants received as collateral for the DDL Note to Rickel at an agreed value of $2.50 per share of Common Stock and $1.00 per unexercised warrant, at any time in Lender's sole discretion.




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     SECTION 5.03 SECURITY FOR PUT RIGHTS

     (a) Rickel's obligations hereunder to honor the put rights of Lender will be secured by, among other things, the personal guarantees of each of the Borrower's. After the Exchange, each of the Borrowers hereby jointly and severally unconditionally guarantees to the Lender the full and complete payment due to the Lender upon the exercise of such put rights of any and all moneys (whether principal, interest, fees, costs, expense or otherwise) payable by Rickel to the Lender pursuant to the terms of this Article V. Each Borrower hereby jointly and severally agrees that, if Rickel shall fail to discharge promptly all such obligations and liabilities arising under this Article V in accordance with the terms and provisions of this Agreement, such Borrower shall forthwith, upon demand, discharge the same. The unconditional obligation of the Borrowers under this section shall continue in full force and effect until all of Rickel's obligations and liabilities under this Article have been fully paid, satisfied and discharged. Until such time, such obligations of the Borrowers will not be, reduced, affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor (other than performance).

     (b) The Collateral under the Pledge Agreement shall, upon the Exchange, be deemed to collateralize and secure the obligations of Rickel arising upon the exercise of any put rights created under this Article V. The Collateral shall be in addition to any other collateral received by Lender under the terms of the DDL Notes received by Lender in the Exchange.

     SECTION 5.04 ASSIGNMENT OF REGISTRATION RIGHTS

     (a) With respect to the Inducement Securities, Rickel hereby irrevocably assigns to the Lender all rights of Rickel under a Registration Rights Agreement dated as of January 5, 1996 (the "Registration Rights Agreement") between Rickel and DDL as to the Inducement Securities.

     (b) With respect to the Collateral, Rickel hereby agrees to have the Collateral registered in accordance with the Registration Rights Agreement, prior to the execution by the Lender thereon, if Rickel is presented with an opportunity under such Registration Rights Agreement and the Securities Purchase Agreement to have such securities registered by DDL. In the event that the registration of the securities representing the Collateral has not occurred prior to the Lender's execution upon the Collateral, Rickel shall irrevocably assign, and hereby does assign subject to the Lender's execution upon such Collateral, all rights of Rickel under the Registration Rights Agreement with respect to the Collateral.

     SECTION 5.05 USE OF PROCEEDS

     The proceeds of the Loan will be used solely in connection with the acquisition of all of the outstanding common stock of SMTEK. Nothing in the Agreement, the Note or the Pledge Agreement shall be construed has to prevent the application of the proceeds of the Loan towards DDL's acquisition of SMTEK or SMTEK's capital stock.



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                                   ARTICLE VI
                               EVENTS OF DEFAULT

     SECTION 6.01 EVENTS OF DEFAULT

     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be affected by operation of law or otherwise:

     (a) If the Borrowers, jointly and severally, default in any payment of principal, interest or other obligation on the Loan or the Note when and as the same shall become due (whether at maturity or by reason of prepayment or otherwise); or

     (b) If the Borrower or Rickel default in the performance or observance of any covenant or agreement, including obligations arising under the exercise of certain put rights contained in Article V hereof; or

     (c) The occurrence of a default under the Pledge Agreement; or

     (d) If any representation or warranty made by the Borrowers or Rickel herein, or in any writing furnished or behalf of the Borrowers or Rickel in connection with the Loan or pursuant to this Agreement, shall have been false, misleading or incomplete in any material respect on the date as of which made; or

     (e) The filing by any Borrower or Rickel of, a voluntary petition in bankruptcy or voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of any of Borrower or Rickel indicating its consent to, approval of, or acquiescence in any such petition or proceeding; the application for or the appointment of a receiver or a trustee for any Borrower or Rickel; the application for or the consent to or acquiescence in, and assignment for the benefit of creditors of any Borrower or Rickel; or the inability of, or the admission in writing by, any Borrower or Rickel, of his or its inability to pay his or its debts as they mature; or

     (f) The filing of an involuntary petition against any Borrower or Rickel in bankruptcy or seeking reorganization, arrangement, readjustment of his or its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of receiver or trustee for the Borrower or Rickel or for all or a substantial part of his or its property; the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of any Borrower or Rickel and the continuance of any such events or conditions for sixty (60) days undismissed or undischarged.

     SECTION 6.02 REMEDIES UPON DEFAULT

     Upon the occurrence of any Event of Default and every such event, the Lender, regardless of whether notice is given any Borrower or Rickel, may declare the principal of and interest on the Loan and other amounts payable under this Agreement to be, and the Loan and all such other amounts shall thereupon become, due and payable to the Lender, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Note to the contrary notwithstanding.




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

     SECTION 6.03 NO REMEDIES EXCLUSIVE

     No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.


                                  ARTICLE VII
                                  DEFINITIONS

     For the purposes of this Agreement:

     "Agreement" means this Loan Agreement, as further amended from time to time.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978 (11 U.S.C.
Section 101 et. seq.), as amended.

     "Borrowers" and "Borrower" means individually and collectively Howard Miller, Kenneth D. Rickel and Elliot Smith.

     "Borrower's Address" means the office of the Borrowers at the address specified in Section 8.01.

     "Business Day" means any day on which commercial banks in the state of New York and the state of California are not authorized or required to close.

     "Collateral" means Collateral Stock and the Collateral Warrants.

     "Collateral Stock" means the 700,000 shares of common stock originally issued to Rickel in connection with the issuance of the DDL Note, pledged to the Lender pursuant to the terms of the Pledge Agreement.

     "Collateral Warrants" means the warrants to purchase 900,000 shares of common stock, originally issued to Rickel in connection with the DDL Note, pledged to the Lender pursuant to the terms of the Pledge Agreement.

     "Common Stock" means the common stock of DDL, par value $.01 per share.

     "DDL" means DDL Electronics, Inc.

     "DDL Note" or "DDL Notes" means any of the 10% Senior Secured Notes of DDL issued pursuant to the Securities Purchase Agreement.

     "Default" or "Event of Default" means any of the events specified in
Section 6.01.

     "Due Date" means February 25, 1996.



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

     "Inducement Securities" means the Stock Inducement and the Warrant Inducement.

     "Lender" means Steven J. Baileys and his successors and assigns.

     "Lender's Address" means the address of the Lender specified in Section
8.01.

     "Loan" has the meaning ascribed to it in Section 1.01.

     "Note" means a term promissory note evidencing the loan and otherwise complying with Section 1.01(d), and all modifications, amendments, restatements, renewals and replacements thereof.

     "Pledge Agreement" means the Pledge Agreement of even date herewith by and between the Lender and Rickel, as further amended from time to time.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of January 5, 1996 between DDL and Rickel, as further amended from time to time.

     "Rickel" means Rickel & Associates, Inc., a New Jersey corporation.

     "Securities" means the Collateral and the Inducement Securities.

     "Securities Purchase Agreement" means the Securities Purchase Agreement to be dated as of January 5, 1996 among DDL and the various purchasers of the DDL Notes.

     "SMTEK" means SMTEK, Inc., a California corporation.

     "Stock Inducement" means the 300,000 shares of Common Stock transferred to the Lender from Rickel.

     "Warrant Inducement" means the warrant or warrants to purchase 100,000 shares of Common Stock transferred to the Lender from Rickel.


                                  ARTICLE VIII
                                    NOTICES


     SECTION 8.01 NOTICES

     All notices and other communications under this Agreement shall:


     (a) be in writing (which shall include communications by telex or facsimile transmission);

     (b) if not sent by telex or facsimile transmission, be (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) delivered by hand or (iii) where so specified, by telephone;

     (c) be given to the person to whom addressed at the following respective addresses and telephone numbers:

                (i)   if to the Borrowers, to them at:

                       Mr. Howard Miller
                       Mr. Kenneth D. Rickel
                       Mr. Elliot Smith
                       c/o Rickel & Associates, Inc.
                       875 Third Avenue
                       New York, New York  10002
                       Telephone:  (212) 339-9800
                       Telecopy:   (212) 754-9636

                (ii)   if to the Lender, to him at:

                       Steven J. Baileys
                       30691 Hunt Club Drive
                       San Juan Capistrano, California  92675
                       Telephone:  (714) 661-1766
                       Telecopy:   (714) 661-1766
                and

                (iii)  if to Rickel, to it at:

                       875 Third Avenue
                       New York, New York  10002
                       Attention:  Kenneth D. Rickel
                       Telephone:  (212) 339-9800
                       Telecopy:   (212) 754-9636


Notices and other communications may be given at other addresses, telex or telephone numbers as may be specified in writing from time to time to the other parties to this Agreement.


     SECTION 8.02 EXPENSES

     The Borrowers will:


     (a) pay all fees and expenses (including all reasonable legal fees, as computed without reference to the statutory presumption) incurred by the Lender in connection with the preparation, execution, delivery and administration of, and operations under, this Agreement, the Note and the Pledge Agreement,

     (b) pay all fees and expenses (including all reasonable legal fees, as computed without reference to the statutory presumption) incurred by the Lender in connection with any amendment or modification of, or any default or waiver (whether or not executed) under, this Agreement, the Note or the Pledge Agreement, and the enforcement of any rights thereunder or under the Note for the defense of any claim arising out of or in any way related to or connected with the transactions contemplated by this Agreement, and

     (c) pay, and indemnify the Lender against, all taxes, including transfer and documentary stamps and similar taxes in recording and filing fees, payable in respect to this Agreement, the Note and the Pledge Agreement or the making of the Loan.

     SECTION 8.03 RIGHTS CUMULATIVE

     The rights and remedies of the Lender under this Agreement and the Note shall be cumulative and not exclusive of any rights or remedies which it would otherwise have, and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. Without limitation of the foregoing, all rights and remedies of the Lender under the Pledge Agreement shall be cumulative and shall be supplementary of and in addition to those granted or available to the Lender hereunder or under the Note or otherwise, and nothing herein shall be construed as limiting any such rights and remedies of the Lender under the Pledge Agreement.

     SECTION 8.04 WAIVERS; AMENDMENTS.

     Any term, covenant, agreement or condition of this Agreement or the Note may be amended or waived, and any departure therefrom may be consented to, if, but only if, such amendment, waiver or consent is in writing and is signed by the Lender and, in the case of any amendment, by the Borrowers, and Rickel, and, in any such event, the failure to observe, perform or discharge any such term, covenant, agreement or condition (whether such amendment is executed or such waiver consent is given before or after such failure) shall not be construed as a breach of such term, covenant, agreement or condition or a default.

     SECTION 8.05 ASSIGNMENT

     All the provisions of the Agreement shall be binding upon and inured to the benefit of the parties hereto and the respective successors and assigns, except that the Borrowers and Rickel shall not assign or transfer any of their rights and duties under this Agreement, whether by operation of law or otherwise, without the Lender's prior written consent, and any such attempted assignment without the Lender's consent by the Borrowers or Rickel shall be void.

     SECTION 8.06 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, the successors and assigns.

     SECTION 8.07 GOVERNING LAW

     THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8.08 JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL

     (a) Any judicial proceedings brought against any of the Borrowers or Rickel with respect to this Agreement may be brought in the state courts for the state of New York or the state of California or in the United States District Courts for the Southern District of New York and the Southern District of California, and, by execution and delivery of this Agreement the Borrowers and Rickel accept for themselves and in connection with their properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrowers and Rickel in the courts of any other jurisdiction.

     (b) Except as prohibited by law, each party hereto hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Note or the Pledge Agreement.

    SECTION 8.09 SECURITY INTEREST AND COLLATERAL

     This Agreement and the Notes and all of the obligations of the Borrowers and Rickel hereunder and thereunder, as the case may be, are entitled to the benefit of and are secured by the Pledge Agreement. The liens and security interest created thereby in the Collateral shall at all times be valid, perfected and enforceable against the Borrowers and Rickel, as the case may be, and all third parties as security for the obligations of the Borrowers and Rickel under this Agreement and the Notes, as the case may be, and the Borrowers shall, at their sole cost and expense, take all action that may be necessary or desirable, or that the Lender may request, so at all times (i) to maintain such validity, perfection and enforceability, or (ii) to enable the Lender to exercise its rights under the Pledge Agreement.

     SECTION 8.10 SEVERABILITY OF PROVISIONS

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, or affecting the validity or enforceability of such provisions in any other jurisdiction.

     SECTION 8.11 PRIOR UNDERSTANDING

     This Agreement constitutes the full agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.



                      [Signatures begin on following page]

     IN WITNESS WHEREOF, each party hereto as caused the Agreement to be executed by its duly authorized officers or individually in counterparts all as of the day and year first written above.



                                         --------------------------------------
                                         HOWARD MILLER,
                                         Borrower



                                         --------------------------------------
                                         KENNETH D. RICKEL,
                                         Borrower


                                         --------------------------------------
                                         ELLIOT SMITH,
                                         Borrower


                                         RICKEL & ASSOCIATES, INC.

                                         By:
                                             ----------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                -------------------------------

ATTEST:

- --------------------------------
Secretary

(CORPORATE SEAL)


                                         LENDER


                                         --------------------------------------
                                         STEVEN J. BAILEYS,
                                         as Lender